EXHIBIT 10.3
$500,000                                                                                                                                                   March 25, 2011

SECURED PROMISSORY NOTE

DUE DECEMBER 31, 2011

FOR VALUE RECEIVED, REMEDENT, INC., a Nevada corporation (the “Company”) promises to pay to Abraham Taff, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the total  sum of $500,000, which represents all interest, fees, charges, damages, obligations, and liabilities due to the Holder by the Company (“Total Repayment Amount”) on December 31, 2011 (the “Maturity Date”) or such earlier date as this Secured Promissory Note (the “Note”) is required or permitted to be repaid as provided hereunder.  In no event shall Company be obligated or required to pay Holder an amount exceeding the Total Repayment Amount, and accordingly, for the consideration set forth herein the Holder waives any rights he may have to collect any amounts in excess of the Total Repayment Amount.  This Note is subject to the following additional provisions:

Section 1.          Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, or (c) the Company  is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered.

“Event of Default” shall have the meaning set forth in Section 2.

“Loan Agreement” means the Loan Agreement by and between Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms, pursuant to which the Holder  funded a loan to the Company an amount of $400,000 in exchange for this Note.

Section 2.          Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of the Total Repayment Amount of the Note as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, is not cured within 15  business days; or

ii. the Company shall be subject to a Bankruptcy Event.

(b) Remedies Upon Event of Default. If any Event of Default occurs, the then outstanding Total Repayment Amount of this Note shall become, at the Holder’s election, immediately due and payable.

Section 3.          Miscellaneous.

(a) Notices. All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be in writing and shall be deemed given on (i) the day of delivery if delivered personally or by commercial delivery service, (ii) three business days after mailed by registered or certified mail (return receipt requested), (iii) the second business day if sent by reputable overnight courier, or (iv) the day of delivery if sent via email or facsimile prior to 5:00 p.m. central time (with confirmation of receipt), in each case addressed to the particular party at the addresses set forth below their respective signatures, or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

(b)  Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Total Repayment Amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(c) Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Nevada  as applied to agreements among Nevada  residents entered into and to be performed entirely within Nevada, without reference to principles of conflict of laws or choice of laws.

(d) Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion.  Any waiver by the Company or the Holder must be in writing.

(e) Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(f) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(g) Secured Obligation.  The Holder and the Company are parties to that certain Security Agreement.  Accordingly, the obligations of the Company under this Note are secured by  the Collateral (as such term is defined in the Security Agreement).

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

REMEDENT, INC.

By:   /s/ Guy De Vreese
                         Name:  Guy De Vreese
                         Title: Chief Executive Officer

Agreed to and Acknowledged By Holder

/s/ Abraham Taff
Signature

Abraham Taff
Print Name

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